                                   EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         THIS IS A STOCK PURCHASE AGREEMENT (the "Agreement") dated January 30, 1998 by and among The Kover Group, Inc., an Ohio corporation ("Company"); Med/Waste, Inc., a Delaware corporation ("Seller"); MPK Holdings, Ltd., an Ohio limited liability company ("Buyer"); and Phillip W. Kubec, an individual ("Kubec");

                                   BACKGROUND

         Seller owns all of the issued and outstanding capital stock of Company, consisting of one hundred shares of common stock without a par value (the "Stock"). Buyer desires to purchase a portion of the Stock from Seller for a promissory note to be issued by Buyer and Company desires to redeem the remaining portion of the Stock from Seller in exchange for cash and a promissory note to be issued by Company. Seller desires to sell and/or exchange all of the Stock.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter contained, the parties hereto do hereby agree as follows:

         SECTION 1. STOCK TRANSACTIONS. Subject to the terms and conditions of this Agreement, at the Closing, Seller will:

                  (a) Sell and assign to Company sixty-four and forty-five one-hundredths (64.45) shares of the Stock and Company will purchase the same from Seller in exchange for cash and a promissory note; and

                  (b) Sell and assign to Buyer thirty-five and fifty-five one-hundredths (35.55) shares of the Stock, and Buyer will purchase the same from Seller in exchange for a promissory note.

Company agrees that all Stock purchased by Company shall be retired effective as of the Closing.

         SECTION 2. PURCHASE PRICE FOR STOCK. The purchase price to be paid to Seller for the Stock shall be as follows:

                  (a) In the case of the Stock to be purchased by Company pursuant to Section 1(a) above, One Million Seven Hundred Forty Thousand Dollars ($1,740,000), of which One Million Two Hundred Thousand Dollars ($1,200,000) shall be paid to Seller at Closing by wire transfer to an account designated by Seller, and the remainder of which shall be paid to Seller pursuant to the terms of a promissory note issued by Company and dated as of the Closing in the principal amount of Five Hundred Forty Thousand Dollars ($540,000) (the "Company Promissory Note"); and

                  (b) In the case of the Stock to be purchased by Buyer pursuant to Section 1(b) above, Nine Hundred Sixty Thousand Dollars ($960,000), which shall be paid to Seller pursuant to the terms of a promissory note issued by Buyer and dated as of the Closing in the principal amount of Nine Hundred Sixty Thousand Dollars ($960,000) (the "Buyer Promissory Note").

         SECTION 3. CONDITIONS PRECEDENT.

                  3.1. CONDITIONS PRECEDENT TO BUYER'S AND COMPANY'S OBLIGATIONS. Unless all of the following conditions are satisfied at the Closing or have been waived by Buyer, neither Buyer nor Company shall be obligated to purchase the Stock and neither shall otherwise be obligated to effect any of the other transactions contemplated by this Agreement:

                           (a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date, as if each were again made at such time;

                           (b) Seller shall have performed or observed in all material respects each of the agreements and covenants contained in this Agreement to be performed or observed by it at or prior to the Closing;

                           (c) No claim, investigation, proceeding or litigation, either administrative or judicial, shall be threatened or pending against Seller, the Company or Buyer (1) for the purpose of enjoining, delaying or preventing the consummation of the transactions contemplated by this Agreement, (2) which alleges that this Agreement, or the consummation of the transactions contemplated by this Agreement, is improper or illegal, or (3) which, if decided adversely, would materially affect the right of Buyer or Company to consummate the transactions provided for in this Agreement;

                           (d) All governmental, judicial and administrative action required for the consummation of the transactions contemplated by this Agreement shall have been obtained; and

                           (e) Seller shall be prepared to make all of the deliveries required to be made by it pursuant to Section 4 hereof.

         3.2. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Unless all of the following conditions are satisfied at the Closing or have been waived by Seller, Seller shall not be obligated to sell the Stock and Seller shall not otherwise be obligated to effect any of the transactions contemplated by this Agreement:

                           (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date, as if each were again made at such time;

                           (b) Buyer shall have performed or observed in all material respects each of the agreements and covenants contained in this Agreement to be performed or observed by it at or prior to Closing;

                           (c) None of the events described in Section 3.1(c) shall have occurred;

                           (d) All governmental, judicial and administrative action required for the consummation of the transactions contemplated by this Agreement shall have been obtained; and

                             (e) Buyer shall be prepared to make all of the deliveries required to be made by it pursuant to Section 4 hereof.

         3.3. SATISFYING CONDITIONS PRECEDENT. Seller and Buyer each agrees to use reasonable efforts to cause each of the conditions precedent set forth in this Section 3 to be satisfied as soon as possible.

         SECTION 4. CLOSING.

         4.1. LOCATION AND TIME. The "Closing" means the time of which the events provided for in Section 4.2 occur. The Closing shall take place at the offices of Porter, Wright, Morris & Arthur, at 1700 Huntington Building, 925 Euclid Avenue, Cleveland, Ohio, or at such other place as the parties shall agree in writing, at 10:00 a.m. local time on the Closing Date. The Closing Date shall be January 30, 1998, or such other date as may be agreed upon by the parties.

         4.2. EVENTS AT CLOSING.

         (a) At the Closing, and conditioned thereon, the following deliveries shall be made:

                           (i) Seller shall surrender to Company stock certificates for sixty-four and forty-five one-hundredths (64.45) shares of the Stock, and in exchange therefor Company shall pay Seller the sum of One Million Two Hundred Thousand Dollars ($1,200,000) and shall issue and deliver to Seller the Company Promissory Note and Company shall cause to be delivered to Seller the Buyer Guaranty (as hereinafter defined); and

                           (ii) Seller shall surrender to Buyer stock certificates for thirty-five and fifty-five one hundredths (35.55) shares of the Stock, and in exchange therefor Buyer shall issue and deliver to Seller the Buyer Promissory Note and Buyer Pledge Agreement (as hereinafter defined) and Buyer shall cause to be delivered to Seller the Kubec Guaranty and Kubec Pledge Agreement (each as hereinafter defined).

Each such certificate for the Stock surrendered shall be properly issued in the name of Seller, shall represent the legal and beneficial ownership of the number of shares of Stock specified thereon, and shall have attached thereto stock powers duly endorsed in blank in negotiable form.

         (b) In addition to the deliveries described at Section 4.2(a) hereof, the following events shall take place at the Closing:

                           (i) Seller shall deliver to Buyer certified copies of the resolutions adopted by the board of directors and shareholders of Company and by the board of directors of Seller authorizing on behalf of Company and Seller the execution and delivery of this Agreement and the consummation of all of the transactions contemplated by this Agreement;

                           (ii) Seller shall deliver to Buyer certified copies of the resolutions adopted by the shareholders of the Company authorizing on behalf of Company the amendment of Company's Articles of Incorporation required to be made pursuant to Section 8 hereof and proof in such form as Buyer may request that the amendment to Company's Articles of Incorporation required to be made pursuant to Section 8 hereof has been effected;

                           (iii) Seller shall deliver to Buyer and Company a Certificate, dated as of the Closing Date and signed on behalf of Seller by a duly authorized officer, to the effect that all of the conditions set forth at Sections 3.1(a) and (b) hereof and, to the best of Seller's knowledge and belief, the conditions set forth at Sections 3.1(c) and (d), hereof have been satisfied or waived;

                           (iv) Buyer shall deliver to Seller certified copies of the resolutions adopted by the two members of Buyer authorizing on behalf of Buyer the execution and delivery of this Agreement and the consummation of all the transactions contemplated by this Agreement;

                           (v) Buyer shall deliver to Seller a Certificate dated as of the Closing Date and signed on behalf of Buyer by a member of Buyer to the effect that all of the conditions set forth at Sections 3.2(a) and (b) hereof and, to the best of Buyer's knowledge and belief, the conditions set forth at Sections 3.2(c) and (d) hereof, have been satisfied or waived;

                           (vi) Seller shall deliver to Buyer evidence satisfactory to Buyer that all of the security interests, liens and other encumbrances on properties and assets of Company that were granted to Capital Bank to secure indebtedness incurred by or on behalf of Seller have been terminated in accordance with Section 11 hereof;

                           (vii) All proceeds of the Financing shall have been received by Company;

                           (viii) Seller shall deliver to Buyer lists of all the directors and officers of Company certified by the secretary or assistant secretary thereof and resignations of all of said directors and officers (as requested by Buyer) stated to take effect on the Closing Date immediately subsequent to the Closing;

                           (ix) Seller shall deliver to Buyer the original copies of the Articles of Incorporation, Code of Regulations, minute books, stock record books and corporate seal of the Company, and all such other documents and records of the Company as Buyer shall request; and

                           (x) Each party shall deliver such other instruments, documents or collateral agreements as are necessary to consummate the transactions provided for herein and which may be reasonably required by the parties' counsel.

                  (c) All transactions consummated at the Closing shall be deemed to have been made simultaneously and no documents or funds shall be deemed to have been delivered until all required documents and funds have been delivered.

         SECTION 5. CONDUCT OF BUSINESS.

         Except as consented to in writing by Buyer, from and after the date of this Agreement and until the Closing, neither Seller nor Kubec shall (i) cause the Company to conduct its business other than substantially as heretofore conducted, (ii) cause the Company to sell, convey or encumber any portion of its property or assets, enter into any transaction or commitment or otherwise do anything, other than in the normal, usual and ordinary course of business, (iii) take any action that would materially impair the value or utility of the Company's assets, taken as a whole, (iv) take any action that would materially impair the business organization of the Company or the ability of the Company to keep available the services of its present officers and employees, or the ability of the Company to retain the goodwill of its customers and suppliers, or
(v) cause the Company to commit any act or omission which will constitute a breach of any material contract, commitment or obligation to which the Company is a party or by which any of its properties or assets may be bound.

         SECTION 6. WARRANTIES, REPRESENTATIONS AND INDEMNIFICATION.

         6.1. WARRANTIES OF SELLER. Seller warrants, represents and covenants to Buyer and Company that:

                           (a) ORGANIZATION STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own, lease, use and/or operate its properties and to transact its business as heretofore and presently conducted. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, use and/or operate its properties and to transact its business as heretofore and presently conducted.

                           (b) SUBSIDIARIES. The Company has no subsidiary and does not own any capital stock or other securities or interest in any other firm, corporation or entity.

                           (c) CHARTER. The Articles of Incorporation and Code of Regulations of the Company, complete and current copies of which have been delivered to Buyer, are in effect on the date of this Agreement and no amendment or modification thereof will be made prior to Closing, except for the amendment to the Articles of Incorporation required to be made pursuant to Section 8 hereof.

                           (d) CAPITALIZATION OF THE COMPANY. Subject to the transactions to take place hereunder at the Closing, the Company's entire authorized capital stock consists solely of shares of Common Stock, without par value, of which one hundred (100) shares are presently issued and outstanding, and none of the shares of Company's Common Stock is held in Treasury. Each of the shares of the Stock has been validly authorized and issued, and is fully paid and non-assessable.

                           (e) STOCK OWNERSHIP. At the Closing, Seller will have good and marketable title to all of the Stock, free and clear of all liens, pledges, claims, encumbrances and equities whatsoever (other than pursuant to this Agreement), with full capacity, right and lawful authority to transfer the Stock to Buyer and Company as provided in this Agreement. Upon consummation of the Closing, Buyer and Company shall have good and marketable title to all of the Stock, free and clear of all liens, pledges, claims, encumbrances and equities whatsoever, except for the pledge required to be made by Buyer pursuant to the Buyer Pledge Agreement.

                           (f) OPTIONS. At the Closing, there will be no outstanding debentures, options, warrants, privileges, agreements or rights to subscribe for or to purchase, or which would require the Company to issue, now or in the future, any shares of capital stock or other securities of the Company. Except as specifically provided in this Agreement, neither the Company nor Seller will issue, transfer, sell, encumber, lease, assign, distribute, give or pledge, or make or enter into any agreement or commitment to issue, transfer, sell, encumber, lease, assign, distribute, give or pledge, by operation of law or otherwise, any of the Stock or certificates evidencing any of the Stock or any other securities of the Company.

                           (g) AUTHORIZATION. This Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized on behalf of Seller and Company by all requisite corporate action and no corporate action is required by the shareholders of Seller, and Seller and Company have full power, authority and legal right to enter into this Agreement and to carry out all of their respective obligations under this Agreement.

                           (h) VALIDITY. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of Seller and Company, and shall be enforceable against each of them in accordance with its terms.

                           (i) ABSENCE OF CONFLICT; GOVERNMENTAL CONSENT. Neither the execution and delivery of this Agreement by Seller or Company, nor the performance by Seller or Company of any of their respective obligations under this Agreement, nor any action taken or to be taken by Seller or Company pursuant to this Agreement (1) conflicts with, or will result in a breach or violation of, any articles or certificate of incorporation, bylaws or code of regulations, judgment, decree, order, law, injunction, statute, rule or regulation applicable to Seller or the Company, or (2) conflicts with, will constitute a default under, is in breach of, will result in the termination of, or will cause the acceleration of performance required by, the terms of any indenture, instrument or agreement to which Seller or the Company is now a party or by which either is bound, except for any conflicts, breaches or defaults which have been cured, or in respect of which all requisite waivers and/or approvals have been received, prior to Closing, or (3) except as expressly provided in this Agreement, results or will result in the creation of any lien, charge or encumbrance on or against the Stock, or any of the properties, assets or other securities of the Company. No permit, consent, approval or authorization of, or declaration to, or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Seller or Company or consummation by Seller or Company of any other transaction contemplated hereby.

                           (j) TRANSACTIONS WITH SELLER AND AFFILIATES. No dividends, distributions or other payments in respect of the Stock, and no payments of administrative or similar service fees, have been made by or on behalf of Company to Seller or any affiliate of the Seller or otherwise since June, 1994. Except for this Agreement, there are no contracts or other arrangements between Company and Seller or any affiliates of Seller. No expenditures have been made or liabilities incurred (contingent or otherwise) by Company for loans, advances, capital contributions or transfers of property to, or otherwise for the benefit of, Seller or any affiliate of Seller. Except as described in
         Section 11, there are no guarantees or similar instruments that have been executed by Company or other liabilities (contingent or otherwise) incurred by Company on behalf of, or otherwise for the benefit of, Seller or any affiliate of Seller. Except as described in Section 11, there are no mortgages, liens, charges, security interests or other encumbrances on the properties or other assets of Company that secure liabilities or other obligations of, or are otherwise for the benefit of, Seller or any affiliate of Seller and at the Closing there will be no mortgages, liens, charges, security interests or other encumbrances on the properties or other assets of Company except for any of the same in favor of the Financing Sources that secure the Financing.

         6.2. WARRANTIES AND REPRESENTATIONS OF BUYER. Buyer warrants, represents and covenants to Seller that:

                           (a) ORGANIZATION STANDING. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite power and authority to own, lease, use and/or operate its properties and to transact its business as heretofore and presently conducted.

                           (b) AUTHORIZATION. This Agreement and the consummation of all of the transactions provided for in this Agreement have been duly authorized on behalf of Buyer by all requisite action and Buyer has full power, authority and legal right to enter into this Agreement and to carry out all of its obligations under this Agreement.

                           (c) VALIDITY. When executed and delivered, this Agreement shall constitute the legal, valid and binding obligation of Buyer, and shall be enforceable against Buyer in accordance with its terms.

                           (d) ABSENCE OF CONFLICT; GOVERNMENTAL CONSENT. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of any of its obligations under this Agreement, nor any action taken or to be taken by Buyer pursuant to this Agreement
         (1) conflicts with or will result in a breach or violation of any articles or certificates of incorporation, bylaws or code of regulations, judgement, decree, order, law, injunction, statute, rule or regulation applicable to Buyer, or (2) conflicts with, will constitute a default under, is in breach of, will result in the termination of, or will cause the acceleration of performance required by, the terms of any indenture, instrument or agreement to which Buyer is a party or by which he is bound, or (3) except as expressly provided in this Agreement, results or will result in the creation of any lien, charge or encumbrance on or against any of the properties, assets or securities of Buyer. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or consummation by Buyer of any other transaction contemplated hereby.

                           (e) OWNERSHIP. Kubec and his spouse, Melissa L. Kubec, are the sole members of Buyer.

                  6.3. INDEMNIFICATION BY SELLER. Subject to Section 6.4 hereof, Seller agrees to defend, indemnify and hold harmless Buyer and its affiliates (including the Company) and their respective directors, officers, employees, successors and assigns, against any and all claims, suits, proceedings, losses, damages, costs and expenses (including without limitation reasonable legal fees) resulting from breach of any warranty or representation or non-performance of any covenant or agreement made by Seller in this Agreement, or arising before or after Closing in connection with Seller or the business or operations of Seller (exclusive of the business or operations of Company) or of any of Seller's affiliates (exclusive of the Company). Without limiting the generality of the foregoing, the aforesaid obligations of Seller shall apply to claims, suits, proceedings, losses, damages, costs and expenses (including without limitation, reasonable legal fees) in respect of withdrawal or other liabilities to which Company or Buyer or Buyer's affiliates may become subject as a result of (i) the participation by Seller or any of its affiliates in, or the making of contributions by Seller or any of its affiliates to, one or more "multiemployer plans" as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, or (ii) the establishment or maintenance of, participation in or making of contributions to, any other "defined benefit plan," as such term is defined in Section 3(35) of ERISA and the regulations promulgated thereunder, by Seller or any of its affiliates. Subject to Section
6.4 hereof and to Seller's obligations under the preceding sentence of this
Section 6.3, Buyer agrees to defend, indemnify and hold harmless Seller and its affiliates and their respective directors, officers, employees, successors and assigns, against any and all claims, suits, proceedings, losses, damages, costs and expenses (including without limitation reasonable legal fees) resulting from breach of any warranty or representation or non-performance of any covenant or agreement made by Buyer in this Agreement, or arising before or after Closing in connection with the Company or business or operations of the Company or of Buyer or of any of Buyer's affiliates.

                  6.4. CLAIMS LIMITATION. Neither Seller nor Buyer may assert or be heard to assert, directly or indirectly, any right, claim or cause of action (a "Claim") against the other under or pursuant to this Agreement (other than a Claim arising under Sections 10, 11, 12, 13, 14, 15 or 18.4 hereof or arising under the Promissory Notes, Pledge Agreements or Guarantees) or otherwise in connection with the transactions contemplated hereby unless the party asserting or entitled to assert the Claim gives written notice thereof to the other party
(i) within sixty (60) days after the party asserting or entitled to assert the Claim discovers or receives notice of same, and (ii) with respect to all Claims, other than Claims arising under Sections 6.1(e), 10, 11, 12, 13, 14, 15 and 18.4 hereof and Claims arising under the Promissory Notes, Pledge Agreements and Guarantees, not later than the end of the third anniversary of the Closing Date. Each notice of a Claim shall describe the Claim with reasonable specificity including, as applicable, the names of the parties involved, dates, places and other material facts then known to the party giving the notice, and shall be updated periodically as other material facts concerning the Claim become known to the party giving the notice. Nothing contained in this Section 6.4 shall, or shall be deemed to, extend, toll or effect a waiver or modification of any statutory period of limitations applicable to any Claim and which may operate to bar any Claim.

         SECTION 7. FINANCING. Kubec shall use his best efforts to obtain on behalf of Company financing to provide the Company with sufficient funds to make all payments required to be made by Company hereunder at Closing, to pay Company's expenses in connection with the transactions contemplated hereby, and to provide working capital to the Company on an ongoing basis (the "Financing"), in an amount of not less than One Million Four Hundred Thousand Dollars ($1,400,000) from such financing sources (the "Financing Sources") and on such terms and conditions as may be acceptable to Kubec in his sole discretion, and as may be acceptable to Company. Kubec shall use his best efforts to complete, as soon as practicable, the negotiation of definitive financing agreements (the "Definitive Financing Agreements") with the Financing Sources. Kubec shall use his best efforts to complete, and Seller shall cause Company to use its best efforts to complete, the preparation and execution of the Definitive Financing Agreements as soon as practicable. Seller acknowledges that in conjunction with the foregoing, Company may be required to execute, among other documents, credit agreements, security agreements, promissory notes, grants of security interests, liens and other encumbrances on its properties and other assets, and a variety of closing documents and to approve the Definitive Financing Agreements and all transactions contemplated thereby by all requisite corporate actions, and Seller agrees to cause Company to effect all of such acts.

         SECTION 8. AMENDMENT OF ARTICLES OF INCORPORATION. Prior to the Closing, Seller shall cause Article Fourth of the Articles of Incorporation, as amended, of Company to be amended to authorize the redemption of Stock by Company provided for herein, by amending and restating said Article in its entirety to provide as specified on Exhibit 8.1. Such amendment shall be approved in the manner prescribed by law and the Company's Articles of Incorporation by proper corporate action of the Company's shareholders, and, prior to Closing, such amendment shall be filed with the Secretary of State of Ohio, in such form and manner and together with such other certificates and documents as may be required by law to effect such amendment.

         SECTION 9. PROMISSORY NOTES, GUARANTEES AND PLEDGE AGREEMENTS. The Buyer Promissory Note shall be in the form of Exhibit 9.1 hereto and the Company Promissory Note shall be in the form of Exhibit 9.2 hereto (the Company Promissory Note and Buyer Promissory Note are sometimes collectively referred to as the "Promissory Notes"). Company's obligations under the Company Promissory Note shall be secured by a Guaranty of Buyer dated the Closing Date ("Buyer Guaranty") in the form of Exhibit 9.3 hereto and a portion of Buyer's obligations under the Buyer Promissory Note shall be secured by a Guaranty of Kubec and Melissa L. Kubec dated the Closing Date (the "Kubec Guaranty") in the form of Exhibit 9.4 hereto (the Buyer Guaranty and Kubec Guaranty are sometimes collectively referred to as the "Guarantees"). Buyer's obligations under the Buyer Promissory Note and Company's obligations under the Company Promissory Note also shall be secured in part by a pledge agreement of Buyer dated the Closing Date (the "Buyer Pledge Agreement") in the form of Exhibit 9.5 hereto and a pledge agreement of Kubec and Melissa L. Kubec dated the Closing Date (the "Kubec Pledge Agreement") in the form of
Exhibit 9.6 hereto (the Buyer Pledge Agreement and Kubec Pledge Agreement are sometimes collectively referred to as the "Pledge Agreements").

         SECTION 10. FORGIVENESS OF INDEBTEDNESS. Seller agrees that, effective as of the Closing, all indebtedness due Seller by Company, including any accrued and unpaid interest thereon, is forgiven and canceled.

         SECTION 11. CAPITAL BANK LIENS AND DEBENTURES. Seller acknowledges that Company previously granted security interests, liens and encumbrances in and on certain of its properties and other assets to Capital Bank to secure certain obligations thereto incurred by or on behalf of Seller. Seller will cause all such security interests, liens and encumbrances to be terminated concurrently with the Closing in a manner satisfactory to Buyer and the Financing Sources. Seller represents, warrants and covenants that Seller has issued Three Million Dollars ($3,000,000) in aggregate principal amount of 10% Convertible Redeemable Debentures with a maturity date of July 1, 2000 ("Debentures") in respect of which Company is co-obligor, that no more than One Million Five Hundred Twelve Thousand Five Hundred Dollars ($1,512,500) in aggregate principal of the Debentures remain outstanding, that the holders of at least One Million One Hundred Thousand Dollars ($1,100,000) in aggregate principal amount of the Debentures that remain outstanding have released Company as a co-obligor with respect thereto, including but not limited to a release of all obligations of Company to pay principal, interest and premium in respect of the Debentures and that Seller will indemnify and hold harmless Company and Buyer from and against any and all liabilities, obligations and expenses in respect of the Debentures including but not limited to all obligations to pay principal, interest and premium in respect of the Debentures. Seller acknowledges its understanding that Company and Buyer are relying on the foregoing representations, warranties, and covenants and may be required to make the same or similar representations, warranties and covenants to the Financing Sources in order to obtain the Financing and Seller agrees to indemnify and hold harmless Buyer and Company from and against any and all liabilities, damages, losses, costs and expenses that may arise from the incorrectness or incompleteness of the aforesaid representations, warranties and covenants of Seller or Seller's failure to comply with its obligations with respect thereto, including but not limited to any liabilities, damages, losses, costs and expenses that may result from Company's inability to make borrowings under the revolving facility provided in conjunction with the Financing or the acceleration of Company's repayment obligations in respect of the Financing.

         SECTION 12. NON-COMPETITION. Seller agrees for a period of three (3) years beginning on the Closing Date not to engage in, or have any financial interest in, either as a shareholder or partner or through affiliates or otherwise, directly or indirectly, any business which performs janitorial and related cleaning, maintenance and management services, franchising, sales or contracting thereof, or any related business, in the Ohio counties of Cuyahoga, Lorain, Summit, Geauga, Portage, Medina, Stark, Lake, Mahoning, Trumbull, Ashtabula and Wayne or in the Florida counties of Dade, Broward, Palm Beach, Martin, St. Lucie and Indian River; provided, however, that nothing contained herein shall be construed to prohibit Seller's interest in the Promissory Notes or to prohibit Seller from obtaining janitorial services from third parties to service its normal business operations or to otherwise subcontract janitorial services to medical waste customers. Seller agrees that the foregoing non-competition restrictions may be modified by a court to the extent necessary to make the non-competition restrictions valid and enforceable against Seller. Sellers acknowledge that money damages would be an inadequate remedy for a breach of this covenant and that in addition to such money damages Company shall be entitled to injuctive relief for a breach hereof.

         SECTION 13. CERTAIN SECURITIES MATTERS.

         13.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS. Buyer warrants, represents and covenants with respect to the Stock it is acquiring and Seller warrants, represents and covenants with respect to the Promissory Notes it is acquiring, as follows:

                  (a) That such securities or instruments are being acquired by the acquiror solely for such acquiror's own account, for investment and not with a view to any distribution thereof that would violate the Securities Act of 1933, as amended (the "Securities Act"), or the applicable securities laws of any state;

                  (b) That the securities or instruments have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities law or unless an exception from such registration becomes or is available;

                  (c) That such acquiror is financially able to hold such securities or instruments and recognizes that there are substantial risks involved in respect of the same.

         13.2 LEGENDS AND RESTRICTIONS.

                  Buyer agrees that the certificate or certificates evidencing the Stock and each new certificate therefor, and Seller agrees that the Promissory Notes, shall bear conspicuously a legend in substantially the following form:

         "THE SECURITIES/INTERESTS REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THE SECURITIES/INTERESTS OR AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE ISSUER

         HEREOF, THAT REGISTRATION IS NOT REQUIRED UNDER THE
         CIRCUMSTANCES OF THE PROPOSED TRANSFER."

Buyer further agrees that it will not cause or permit the Company to remove the above legend from the Stock unless the Company receives a letter from the staff of the Securities and Exchange Commission (the "Commission") or an opinion of counsel to the effect that such legend is not required for purposes of the Securities Act. Buyer further agrees that it will not cause or permit the Company to register on its stock transfer books any purported transfer of the Stock except pursuant to (i) an effective registration statement under the Securities Act covering the Stock, or (ii) a letter from the staff of the Commission or an opinion of counsel stating that registration is not required under the circumstances of the proposed transfer.

         SECTION 14. MUTUAL COOPERATION.

         14.1. ACCESS TO BOOKS AND RECORDS. Prior to the Closing, Seller and Kubec will each cause the Company to provide the other with reasonable access during normal business hours to all of the Company s properties, facilities, books, records, contracts, commitments and personnel, and furnish the other with such information covering the business and affairs of the Company as the other may reasonably request. After the Closing and except as otherwise provided herein, Seller and Buyer each shall retain the books, records, documents, instruments, accounts, evidences of title and other papers relating to the Company (the "Books and Records") for the period set forth in that party's records retention policy on the date hereof or for such longer period as may be required by any governmental authority or applicable court order. Seller and Buyer or Kubec, as the case may be, each shall have access to the Books and Records held by the other on reasonable notice during normal business hours for any proper purpose. For so long as Seller continues to hold the Company Promissory Note, Company will provide Seller with audited annual financial statements for the Company within ninety (90) days after each fiscal year end of Company, including copies of any "management letter" that may have been issued by Company's auditors in conjunction therewith. Not in limitation of the foregoing, subsequent to the Closing Company shall permit Seller, including Seller's auditors, to inspect, during normal business hours and upon reasonable prior written notice, such of Company's books and records as may be necessary in order to enable Seller (i) to prepare audited financial statements for the Company for the fiscal year ending December 31, 1997, to the extent such audited financial statements are required by applicable Securities and Exchange Commission ("SEC") requirements and to the extent the audited financial statements provided by the Company to Seller pursuant to the preceding sentence do not suffice, and (ii) to disclose in Seller's financial statements such information regarding Seller's investment in the Company Promissory Note as may be required to be disclosed pursuant to applicable SEC requirements, to the extent the audited financial statements provided by the Company pursuant to the preceding sentence do not suffice, and in conjunction with any inspections made pursuant to (i) or (ii) above, Company shall cause its management to cooperate with Seller in the conduct of any such inspection and, to the extent required by applicable SEC requirements or applicable auditing standards, Company shall cause its management to sign such management representation letters as may be reasonably requested by Seller's auditors.

         14.2. COOPERATION IN HANDLING DISPUTES. Each party agrees that after the Closing it will upon request cooperate with the requesting party in the prosecution or defense of any suits, actions, claims, proceedings or disputes of any nature relating to the Company. The party requesting such cooperation shall reimburse the requested party for any reasonable out-of-pocket expenses incurred by the requested party in rendering its cooperation.

         14.3. FURTHER ASSURANCES. From time to time after the Closing, Seller shall promptly execute and deliver, or cause to be executed and delivered, to Buyer such further deeds, bills of sale, conveyances, assignments, assurances or other instruments of transfer as Buyer may reasonably request in order to vest and confirm in Buyer ownership of the Company and of all of the securities, assets and the business of the Company.

         14.4. CONFIDENTIALITY. Without the prior written consent of Company, Seller will not at any time, whether prior to or after Closing, furnish or make accessible to any person, firm, corporation or other business entity all or any part of any trade secret, technical data, confidential or secret know-how or other information concerning the confidential business practices, methods, processes or other confidential or secret aspects of the business of Company or all or any part of any information about Company, whether obtained pursuant to
Section 14 hereof or otherwise.

         SECTION 15. CERTAIN ADDITIONAL POST CLOSING COVENANTS. Subsequent to Closing and so long as any portion of the Promissory Notes is unpaid, Company or Buyer, as the case may be, agree as follows:

                  (a) Company shall not issue any additional shares of any class of its capital stock and Buyer shall not admit any new members;

                  (b) Except as contemplated hereby, Buyer and Company will not enter into any consulting or other financial arrangements with each other;

                  (c) Company shall not pay any dividends in respect of its capital stock except that Company may pay dividends or make other distributions to Buyer to the extent necessary to enable Buyer to:

                           (i) Pay the expenses and obligations of Buyer,
                  including without limitation, the reasonable expenses of Buyer (including all reasonable professional fees and expenses) in connection with complying with its reporting obligations and obligations to prepare and distribute business records, financial statements or other documents to any person having business dealings with Buyer or as may be required by law, Buyer's costs and related expenses in connection with the computation and payment of federal, state, local or foreign taxes and other governmental charges, indemnification agreements, insurance premiums, surety bonds and insurance broker fees, and Buyer's expenses, if any, for directors', officers' and employees' fees and compensation;

                           (ii) Pay all or any portion of the unpaid principal
                  amount of the Buyer Promissory Note or interest thereon; and

                           (iii) Pay any other obligations of Buyer or other
                  sums to Buyer, provided that the aggregate amount of dividends or other distributions pursuant to this clause (iii) shall not exceed One Hundred Thousand Dollars ($100,000.00) during any fiscal year of Buyer; and

                  (d) Company shall not sell, exchange, transfer or otherwise dispose of all or substantially all of its assets or otherwise liquidate its business unless it applies the net proceeds received from the same that remain after satisfying all obligations of Company under the Definitive Financing Agreements or any refinancings thereof in the following order: FIRST, to the payment of accrued and unpaid interest on the Buyer Promissory Note; SECOND, to the payment of unpaid principal on the Buyer Promissory Note; THIRD, to the payment of accrued and unpaid interest on the Company Promissory Note; and FOURTH, to the payment of unpaid principal on the Company Promissory Note. (Any surplus remaining after payment in full of the foregoing shall belong to Company.); and

                  (e) NOL ELECTION: Buyer, Seller, the Company and Kubec agree that any net operating losses of the Company for periods prior to January 1, 1998 shall be retained by the Seller and utilized by Seller on its consolidated tax returns. In connection therewith, the Company and Seller shall sign a "loss attribution election" pursuant to U.S. Treasury Regulation Section 1.1502.20(g)(i) to reattribute the losses of the Company to Seller to the extent permitted by such Regulation. The parties agree to file such election with their respective income tax returns. Such election shall be irrevocable.

         SECTION 16. TERMINATION.

         16.1. RIGHT TO TERMINATE. This Agreement may be terminated at any time prior to the Closing by mutual written consent of all parties. This Agreement may also be terminated by any party by written notice to the other parties if the Closing does not occur within one (1) month after the date of this Agreement.

         16.2. EFFECT OF TERMINATION. If the Closing is not consummated whether because of termination under Section 16.1 hereof or otherwise, no party shall have any further obligation to perform any covenant or agreement remaining to be performed except for the covenants and agreements contained in Sections 18.3 and
18.4 hereof.

         SECTION 17. NOTICES. Any notice or other communication required or permitted to be given under this Agreement shall be hand-delivered, delivered by overnight courier, telecopied or mailed by certified mail, return receipt requested, first-class postage prepaid, addressed as follows:


                  (a)      If to Seller:

                           Med/Waste, Inc.
                           3890 N.W. 132 Street
                           Opa Locka, Florida 33054
                           Attention:  Daniel Stauber, President

                           with a copy to:

                           Brian Bauman, Esq.
                           Wallace, Bauman, Fodiman & Shannon, P.A.
                           2222 Ponce de Leon Blvd., Suite 600
                           Coral Gables, Florida 33134

                  (b)      If to Buyer:

                           MDK Holdings, Ltd.
                           5800 Lombardo Center, Suite 250
                           Independence, Ohio 44131
                           Attention:  Phillip W. Kubec
                           with a copy to:

                           Henry Novak, Esq.
                           5800 Lombardo Center, Suite 250
                           Independence, Ohio 44131

                  (c)      If to Company:

                           The Kover Group, Inc.
                           5800 Lombardo Center, Suite 250
                           Independence, Ohio 44131
                           Attention:  Phillip W. Kubec

                           with a copy to:

                           Henry Novak, Esq.
                           5800 Lombardo Center, Suite 250
                           Independence, Ohio 44131

                  (d)      If to Kubec:

                           Phillip W. Kubec
                           9000 Hickory Lane
                           North Royalton, Ohio 44133

                           with a copy to:

                           James Niehaus, Esq.
                           Thompson Hine & Flory LLP
                           3900 Key Center
                           127 Public Square
                           Cleveland, Ohio 44114-1216

or such other addresses as the parties may from time to time designate in writing in the manner provided in this Section 17, and shall be effective when actually received.

         SECTION 18.       MISCELLANEOUS.

         18.1. ENTIRE AGREEMENT. When executed by all parties this Agreement and its Exhibits, each of which is incorporated herein, embody all representations, warranties, covenants, undertakings and agreements of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

         18.2. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assigns.

         18.3. EXPENSES. Except as otherwise specifically provided in this Agreement, each party shall be responsible for all costs and expenses, including without limitation legal and accounting fees and tax liabilities, incurred by it or at its initiative, or to which it may be or become subject, in connection with this Agreement or as a result of the consummation of the transactions contemplated by this Agreement.

         18.4. BROKERS. Seller and Buyer each agree to defend, indemnify and hold the other harmless from and against any and all costs, liabilities, damages, litigation and/or expenses, including without limitation reasonable legal fees, which the other may sustain or incur as a result of any liability or alleged liability to any broker, finder or advisor which arises out of the acts or agreements of the indemnifying party or its officers, agents, employees or representatives.

         18.5. RIGHTS AND REMEDIES. Except as provided in Section 6.4 hereof, no right or remedy conferred upon or reserved to any party by this Agreement shall exclude any other right or remedy, but each such right or remedy shall be cumulative and shall be in addition to every other right or remedy under this Agreement or available at law or in equity. Neither party shall be deemed to have waived any right or remedy unless such waiver is in writing, nor shall the waiver of any right or remedy be deemed or construed to be a waiver of any other right or remedy or as a waiver of the same right or remedy on a different occasion. Nothing in this Agreement is intended or shall be construed to confer upon or give any rights or remedies to any person, firm or corporation, other than the parties and their respective legal representatives, successors and assigns.

         18.6. NATURE AND SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants, undertakings and agreements of the parties contained in this Agreement, and all statements contained in this Agreement or any exhibit or schedule hereto or any certificate, report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed incorporated in this Agreement and shall constitute representations, warranties, covenants, undertakings and agreements of the respective party delivering the same. All such representations, warranties, covenants, undertakings and agreements shall survive the Closing.

         18.7. AMENDMENTS. This Agreement may not be amended or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the same is sought.

         18.8. PUBLIC ANNOUNCEMENT. No public announcement of the execution of this Agreement, or of the consummation of any of the transactions contemplated by this Agreement, shall be made by either party prior to the Closing, unless the time, place, content and manner of distribution thereof shall have been first approved by Seller and Buyer, except that no such approval shall be required with respect to any such disclosure which is required by law, court order or administrative decree, or which is necessary or appropriate in order to satisfy any condition precedent set forth in Section 4 hereof.

         18.9. INTERPRETATION AND CONSTRUCTION. The captions in this Agreement are for convenience only and shall not be considered part of this Agreement. Except as otherwise provided by law, this Agreement has been and shall in all respects be interpreted and construed in accordance with, and performance hereunder shall be governed by, the laws of the State of Florida. Each party hereto submits to the jurisdiction of the state and federal courts in the State of Florida for purposes of any action or proceeding hereunder or in respect of the transactions contemplated hereby and agrees that the venue of any such action or proceeding may be laid in Dade County, Florida and waives any claim that the same is an inconvenient forum. If any provision of this Agreement is finally determined to be unlawful or invalid, such provision shall be deemed to be severed from this Agreement, but every other provision hereof shall remain in full force and effect.

         18.10. COMPLIANCE WITH SECURITIES LAWS. Not in limitation of Section 13, Seller will not sell, offer for sale, pledge or otherwise dispose of any of the Promissory Notes in violation of applicable federal and state securities laws and Buyer will not sell, offer for sale, pledge or otherwise dispose of the Stock in violation of applicable federal and state securities laws.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date set forth above, in any number of counterpart copies, each of which when fully executed shall be deemed an original for all purposes.

                                      SELLER:

                                      MED/WASTE, INC.


                                      By:  /s/ Daniel Stauber
                                          ---------------------------
                                          Daniel Stauber, President

                                      BUYER:

                                      MPK HOLDINGS, LTD.


                                      By:  /s/ Phillip W. Kubec
                                          ---------------------------
                                          Phillip W. Kubec, Member

                                      COMPANY:

                                      THE KOVER GROUP, INC.


                                      By:  /s/ Phillip W. Kubec
                                          ---------------------------
                                          Phillip W. Kubec, President

                                      KUBEC:

                                      PHILLIP W. KUBEC

                                      /s/ Phillip W. Kubec
                                      -------------------------------